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EDITED TRANSCRIPT

ANF.N - Q4 2023 Abercrombie & Fitch Co Earnings Call

EVENT DATE/TIME: MARCH 06, 2024 / 1:30PM GMT

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CORPORATE PARTICIPANTS

Fran Horowitz *Abercrombie & Fitch Co. - CEO & Director*

Mohit Gupta *Abercrombie & Fitch Co. - VP, IR*

Scott D. Lipesky *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

CONFERENCE CALL PARTICIPANTS

Alexandra Ann Straton *Morgan Stanley, Research Division - America Equity Analyst*

Corey Tarlowe *Jefferies LLC, Research Division - Equity Analyst*

Dana Lauren Telsey *Telsey Advisory Group LLC - CEO & Chief Research Officer*

Dylan Douglas Carden *William Blair & Company L.L.C., Research Division - Analyst*

Janet Joseph Kloppenburg *JJK Research Associates, Inc. - President*

Kelly Crago *Citigroup Inc., Research Division - VP*

Marni Shapiro *The Retail Tracker - Co-Founder*

Matthew Robert Boss *JPMorgan Chase & Co, Research Division - MD & Senior Analyst*

Mauricio Serna Vega *UBS Investment Bank, Research Division - Analyst*

PRESENTATION

Operator

Good day, and thank you for standing by. Welcome to the Abercrombie & Fitch Fourth Quarter Fiscal Year 2023 Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. I would now like to hand the conference over to your first speaker today, Mo Gupta, Vice President of Investor Relations. Please go ahead.

Mohit Gupta - *Abercrombie & Fitch Co. - VP, IR*

Thank you. Good morning, and welcome to our Fourth Quarter 2023 Earnings Call. Joining me today on the call are Fran Horowitz, Chief Executive Officer; and Scott Lipesky, Chief Financial Officer and Chief Operating Officer. Earlier this morning, we issued our fourth quarter earnings release, which is available on our website at corporate.abercrombie.com, under the Investors section. Also available on our website is an investor presentation.

Please keep in mind that we will make certain forward-looking statements on the call. These statements are subject to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions we mention today. These factors and uncertainties are discussed in our reports and filings with the Securities and Exchange Commission.

In addition, we will be referring to certain non-GAAP financial measures during the call. Additional details and reconciliations of GAAP to adjusted non-GAAP financial measures are included in the release and the investor presentation issued earlier this morning. Finally, references to Abercrombie brands include Abercrombie & Fitch and Abercrombie Kids and references to Hollister brands include Hollister and Gilly Hicks. With that, I'll turn the call over to Fran.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Good morning, and thank you for joining us to discuss our fourth quarter and full year results. Since our business update in early January, we had a strong final month of the year, leading fourth quarter sales and operating margin above the high end of our outlook.

From start to finish, 2023 was a defining year for our company. We saw top line growth across regions and brands, resulting in sales of $4.28 billion, up 15.8% to 2022. And our second highest annual sales level in our history. On profitability, we achieved an operating margin of 11.3%, our best in 15 years.

Importantly, while achieving these financial milestones, we made critical investments to strengthen our brands and company. These investments included increased marketing to drive customer acquisition and brand loyalty, approximately 60 new in-store experiences to reach new and current customers, technology to improve the customer and associate experience and talented team members to drive growth today and into the future.

2023 was also a defining moment for our teams, who have worked so hard over the years to evolve our operating model and what we stand for as a company. Our offices around the globe are electric with energy, from all we have accomplished. But as I say regularly, there is no finish line, and we see tremendous opportunity ahead. While the decade high results are certainly worth celebrating. What really stood out to me and our team is the progress we've made against our own expectations for this growth phase of our journey.

In June 2022, we shared our Always Forward Plan, a strategy that marked the entry into a growth focus era for Abercrombie & Fitch Co. Our strong 2023 results are at or above our 2025 financial targets of $4.1 billion to $4.3 billion in sales and an operating margin at or above 8%.

We are now setting our sights on demonstrating the sustainability of our operating model and profitability profile, by repeating our success. For us, 2024 should be a proof point of our ability to balance pursuit of new growth opportunities, while also maintaining strong financial discipline. We believe we can continue our trajectory in 2024, growing across regions and brands, building to our longer-term ambition of $5 billion in global sales.

Clearly, 2023 has given us confidence that we are on the right path. We're excited to be at this point in our growth journey. To give some context on how we got here, I'll respond to a question, we commonly get from both new and long-time followers. What are you doing to drive this great performance? Our response has been consistent. There is no silver bullet. It has been about having thousands of associates across the world, aligned and executing a focused playbook every single day. One that is rooted intimately in knowing our customer and the meticulously building the product voice and experience to match their needs.

This is so much easier said than done. When we refer to our years of transformation work, we're most proud of how we built the trust and the experience within our team to push boundaries, as it relates to evolving our assortment, end-to-end supply chain, enhancing our marketing and creating digital and physical experiences that exceed our customers' expectations.

Our global customer is responding, and we can see proof points in both the customers we retained and the millions we've added to our brands this past year. From kids to teens to adults, our brand portfolio has something for them, and we have increasing confidence that we are at a stage, where we can focus on capturing more customers across the globe.

Recapping further on 2023, our growth was broad-based with each of our regions growing in the fourth quarter and full year. The Americas led our strong growth result at an impressive 18% from 2022. We saw outsized growth in Abercrombie brands in the region, and we are pleased to see Hollister brands grow off 2022 levels.

In EMEA, we delivered 4% sales growth for the year in a difficult macro environment with some acceleration in the back half of the year. Our team distorted investments and focus to those markets where we have the highest customer awareness mainly the U.K. and Germany, and we saw positive results in both countries.

Our regional team was there for EMEA customers and made great strides by localizing assortments, distorting inventory, fine-tuning price and adjusting product set timing and promotional cadence. This is an important foundation, that we'll look to build on moving forward.

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In APAC, we finished the year up 16% to 2022. We continued to build our team in Shanghai, and we connected with customers as COVID restrictions were lifted across the region. Our team is approaching the business with a start-up mentality, testing different strategies to grow the business through targeted store and marketing investments and bringing our brands to life in locally relevant ways.

Looking at our brand portfolio, 2023 was a year of great progress for Hollister brands. Today, the brand is a healthy growing business because of the focused and decisive work we started in the middle of 2022. I applaud our team who showed a relentless drive to reset the assortment, brand imagery and brand voice to meet the needs of today's teen.

For the year, Hollister brands grew 6%, a good turnaround from down 9% in 2022. Our growth was led by women throughout the year, delivering its third consecutive quarter of double-digit growth in Q4. On the men's side, we continue to see progress, and we're optimistic that we'll catch up with what we're seeing in women's in the quarters to come.

While we saw growth in both channels, stores outperformed digital with around 70% of Hollister sales down in stores in 2023. The [teen] consumer tends to start their journey digitally, but more often finishes in the store. Hollister brands growth in 2023 is even more of an achievement because we significantly improved financial health. The brand was chasing inventory throughout the year, which allowed us to reduce promotions and clearance selling to improve AUR. Coupled with significant freight cost recovery, we greatly improved Hollister's gross profit rate, compared to 2022. Exiting 2023, we now have a strong foundation and 3 quarters of growth under our belt as we move into 2024. For Abercrombie brands, it was a year of exceptional breakout growth, up 27% to 2022, but it's part of a much longer trend.

Fiscal 2023 sales at Abercrombie brands were up 50% to 2019 levels, an impressive 10% growth CAGR, including 3 consecutive years of double-digit growth. I've said it many times, but I am so proud of what this team has done to reposition Abercrombie & Fitch and evolve the product, voice and experience. In this new era for Abercrombie, we're actively engaging with customers through innovative collaborations and partnerships broadening our reach and connecting with new audiences.

Two recent events are great examples of where we're going. First, in January, we partnered with McLaren Racing, to showcase their Formula 1 Livery in our Fifth Avenue store. I was there and wow. It was a great celebration of what has become an important partnership, something we had not done to this scale in our history.

We also participated in the Super Bowl in February, through a comprehensive media effort, culminating in a successful brand activation event in Las Vegas. These are just a couple of events that help us deepen our customer connections and our Abercrombie team has even more planned in the coming quarters.

As a company, we've been able to deliver financial results at or above our 2025 Always Forward Plan targets in our first year, a significant achievement. Beyond these benchmarks, we also owe our stakeholders consistency and sustainability of both sales growth and profitability. While we must acknowledge potential challenges we see from global macroeconomic and geopolitical instability, we have proven our ability to control what we can control.

We aim to win in this new chapter for our company across a variety of consumer environments by sticking to our playbook and remaining close to our customers, all of which is in focus, for us heading into 2024.

For Abercrombie brands, with their impressive multiyear growth trend, we are confident that our positioning and assortments are meeting the needs of our customers, and we're focused on growing the global customer base. On product in 2024, we will continue to deliver compelling assortments with newness and depth across categories, while continuing to build on key collections like our Wedding Shop, an extension of best dressed guest, which launches this week. These collections have been successful in both attracting and retaining customers.

We believe the customer is also our best advocate, and we expect to increase our investments in marketing, particularly social media, to position Abercrombie in an authentic relevant way to more customers.

Finally, on experience, we expect to be a net store opener while both expanding our successful neighborhood concept and filling in gaps in great shopping centers across the world. In Hollister brands, we have recouped a portion of the sales lost in 2022, and we plan on investing in key growth initiatives in 2024 to continue the momentum. We believe the assortment is well aligned. The women's business is performing well, and we're seeing signs of improvement in men's. Both genders are executing our core principles of testing and chasing.

With the assortment coming along, we increased marketing in the back half of 2023, and we expect that to continue into 2024. We also expect to continue to deliver new store experiences, while investing in digital to support the teens's journey. As an update on Gilly Hicks, we transitioned the assortment to an active lifestyle in 2023, and the results have shown great promise contributing to Hollister's growth results, while offering a product category our customer has been asking for.

Going forward, we intend to focus our go-to-market strategy primarily on Hollister led selling channels, including Hollister stores, digital and app and Hollister Gilly side by side. While we see Gilly Hicks as a key growth category for Hollister, as a company, we are prioritizing higher return growth opportunities Abercrombie & Fitch and Hollister in the near term. We will maintain a couple of freestanding Gilly stores to continue learning about the assortment and customer potential.

For Social Tourists, we've moved the brand to digital only in the back half of 2023 and will offer minimal SKUs in 2024. We've enjoyed our partnership with the D'Amelio family and appreciate the opportunity to develop products and social strategies with them. Global growth is a very important part of our Always Forward Plan, and we intend to put greater emphasis on expansion of our EMEA and APAC regions. Over the past year, we've made significant progress building our local teams, responsibilities and resetting the foundation across product, pricing and inventory.

In EMEA, we expect to increase marketing across brands to drive awareness around the evolved brand positioning and product offering for each brand. Our marketing push will focus on the U.K. and Germany, our 2 largest countries in the region. In APAC, our goal is to continue to deliver focused growth across China and Japan. We expect to strategically add store locations in key cities to improve our density and brand awareness.

From there, we will focus on driving digital growth across key platforms. We've entered 2024 in a position of strength with momentum across our global business. We are laser-focused on building on the strength and the first quarter is off to a strong start. I am so proud of what our global teams accomplished over the past few years. The hard work rebuilding our foundation and engaging with our customers is showing up in our financial results.

In 2024, our goal is to deliver sustainable, profitable growth, while making key investments in our people, brands and operations to make our company faster and stronger, progressing to a longer-term $5 billion sales aspiration. A heartfelt thanks goes out to our global team that delivered such a fantastic year for our customers. And with that, I'll hand it over to Scott.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Thanks, Fran, and good morning. I'll add my thanks to our global teams for executing at such a high level in 2023. As Fran said, we are not done. After years of transforming our brands and operating model, we have a clear growth mindset of the company, as we enter 2024. I'll start by covering Q4 results along with a quick rundown of our full year 2023 performance. Unless noted, all comparisons are to the respective 2022 fiscal period. I'll then provide some color on our 2024 outlook.

For Q4, we delivered net sales of $1.45 billion, up 21% on a reported basis. This was above the range we provided in early January due to a better-than-expected finish to the month. Comparable sales for the quarter were up 16%, with both stores and digital contributing. We saw a $50 million benefit from the 53rd reporting week, up slightly to our previous outlook.

By region, net sales increased 23% in the Americas on a reported basis, and 17% on a comparable sales basis. EMEA was up 13% on a reported basis and 10% on a comp basis. APAC was up 21% on both a reported and comp basis. In EMEA, growth was led by our largest 2 countries, the U.K. and Germany, where we are focusing our marketing and brand awareness efforts. In APAC, growth was consistent across the owned and operated markets of China and Japan.

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From a brand perspective, we saw growth across brands in the quarter. Net sales at Abercrombie brands rose 35% on a reported basis, with comparable sales up 28%. Hollister brands increased 9% or 6% on a comp basis. For the year, the gross profit rate for the quarter, the gross profit rate was 62.9% versus 55.7% last year. Key drivers of the year-over-year change were higher AURs across brands, contributing 430 basis points, with the remaining 290 basis points associated with lower freight and raw material costs.

Cotton costs were relatively consistent with 2022 levels. Product acceptance and tightly controlled inventory were key enablers of the AUR growth. Inventory ended the year down 7% to 2022 and each brand is in a position to chase. Q4 operating expense, excluding other operating income, was $692 million, compared to adjusted operating expense of $575 million last year. We excluded $4.7 million of pretax asset impairment charges in the fourth quarter of 2022.

Year-over-year expense growth was driven by higher marketing spend, incentive-based compensation, digital and technology investments and the 53rd reporting week. In total, we delivered slight expense leverage in the quarter. Operating income was [approximately $223 million](added by company after the call), more than double the adjusted operating income of $92 million last year. Operating margin was 15.3%, compared to adjusted operating margin of 7.6% last year. Tax rate for the quarter was 29%, and net income per diluted share was $2.97, compared to $0.81 last year.

Turning to full year results, which I'll cover on an adjusted non-GAAP basis. Full year results exclude approximately $4 million of pretax asset impairment charges, which adversely impacted results by $0.06. In 2022, we excluded $14 million of pretax asset impairment charges, which adversely impacted results by $0.20. For the year, net sales were $4.28 billion, up 16% and represented our second highest sales level in the history of the company.

Comparable sales for the [year](corrected by company after the call) were up 13%. For the year, we saw a benefit of approximately $50 million for the 53rd reporting week and a slight benefit from net store openings. We delivered growth across regions with the majority of growth coming from the Americas. Sales were up 18% in the Americas, 4% in EMEA and 16% in APAC. By brand, Abercrombie brands led the way with 27% growth on a reported basis and 23% growth on a comparable sales basis. We saw double-digit sales growth in both men's and women's.

At Hollister brands, we delivered total sales growth of 6% and 4% on a comp basis. Growth was led by the women's business and the source channel. Gross profit rate was 62.9%, compared to 56.9% in 2022. Of the 600 basis point improvement, we saw around half come from higher AURs and around half come through the net of lower freight and higher raw materials costs.

Operating expense, excluding other operating income, was $2.2 billion or 51.6% of sales, compared to $2.0 million or 54.1% of sales in 2022. Compared to last year, the dollar increase was primarily driven by marketing, incentive-based compensation and digital and technology investments. We also saw variable expenses increased with higher sales and had added expense from the 53rd reporting week.

Adjusted operating income was $489 million or 11.4% of sales, compared to $107 million or 2.9% of sales last year. The increase was driven primarily by a higher gross profit rate as well as operating expense leverage on strong sales growth. The effective tax rate for the year was 31%. The Net income per diluted share was $6.28, compared to $0.25 in 2022.

Moving to the balance sheet. We exited the year with cash and cash equivalents of $901 million and total liquidity of approximately $1.2 billion. For the year, we had operating cash flow of $653 million. We spent $158 million on capital expenditures, with $75 million spent on digital and technology and the remainder spent on stores and maintenance.

For the year, we repurchased a total of $77 million of par value senior secured notes on the open market, ending the year with $223 million outstanding. We ended the year with 765 stores, across 5 million gross square feet. We delivered 57 new store experiences, including 35 new stores, 9 right-sizes and 13 remodels. We also closed 32 stores.

Compared to 2019, our ending 2023 store count was down around 10%, while gross square footage was down 21%, store occupancy was down 24% and productivity per square foot was up 18%. This improved productivity in the store channel, coupled with significant growth in digital are key drivers of our improved profitability profile, as we move into 2024.

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On 2024, we entered the year with momentum across regions and brands a strong balance sheet, controlled inventory and marketing investments in the back half of 2023, giving us confidence that we are executing well in those areas within our control. From a macro perspective, we are closely tracking the geopolitical landscape.

For the full year, we expect net sales growth in the range of 4% to 6%, from $4.28 billion in 2023, with full year growth expected across regions and brands. This includes a net adverse impact of approximately $50 million from the loss of the 53rd reporting week in 2023. While we expect growth in both the first and second half of the year, we expect the rate of growth will be higher in the first half, partially due to calendar shifts stemming from the 53rd week.

We expect the full year operating margin around 12%. In terms of drivers, we expect modest gross profit rate improvement from lower cotton and other raw material costs. Consistent with past practice, we entered the year assuming minimal full year AUR growth, after strong growth the past few years.

On freight, we had discussed some minor benefits trickling into 2024, but we now expect those remaining benefits will be more than offset by impacts from the Red Sea. We will continue to read and react as the situation evolves in 2024, leveraging a strong supply chain playbook we've built over the years. For operating expense at the midpoint of our sales outlook, we are not expecting much leverage or deleverage. We will continue to drive our technology investment plan forward, including our retail merchandising ERP upgrade, which continues into 2024.

For the tax rate, we are forecasting a rate in the mid- to high 20s, which remains elevated to pre-pandemic levels based on the expected regional mix of income. For capital allocation, we expect capital expenditures of approximately $170 million. We expect around $80 million to be spent on digital and technology and around $90 million on stores and maintenance.

On stores, we expect to deliver around 75 new experiences, including 45 new stores and 30 right sizes or remodels. We also expect to be net store openers with our 45 new store openings, outpacing around 30 anticipated closures. On liquidity, we expect to continue putting excess cash to work, including through share and debt repurchases pending business and market conditions. Entering 2024, we have approximately $232 million remaining on the $500 million share repurchase authorization, established in November of '21.

We expect to buy back shares during the balance of the year with the objectives of offsetting anticipated dilution from share-based compensation and returning excess cash to shareholders. We also expect to further pay down debt through repurchases of outstanding senior secured notes where market conditions and pricing allow.

For the first quarter of 2024, we expect net sales to be up low double digits, to the Q1 2023 level of $836 million, including a slight benefit from the calendar shift from the 53rd week and assumed growth across regions and brands. This is supported by a strong start to the first quarter. We expect operating margin to be in the range of 8% to 10%, compared to adjusted operating margin of 4.6% in Q1 2023. We expect the year-over-year improvement to be primarily driven by gross profit rate improvement. And a tax rate around 10%, which is lower than the company's statutory federal income tax rate, primarily due to anticipated discrete federal income tax benefits relating to the vesting of share-based compensation. The rate is also sensitive to the company's actual stock price on the vesting dates.

To finish up, we are about halfway through our 2025 Always Forward Plan. As we look to 2024, we are focusing on delivering sustainable, profitable growth. Since we launched the plan in June of 2022, we have made progress across each pillar. On focused brand growth, we have delivered outsized growth in Abercrombie brands as planned, while stabilizing and growing a healthy business in Hollister. For our digital revolution, we have added talent, evolved ways of working and made progress towards modernizing key technology platforms.

For financial discipline, we have greatly improved cash flow, reduced debt levels and used sales outperformance to accelerate investments in targeted areas like marketing to support further growth. We look forward to continuing to execute against this plan in 2024. With that, operator, we are ready for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) First question comes from the line of Dana Telsey with Telsey Advisory Group.

Dana Lauren Telsey - *Telsey Advisory Group LLC - CEO & Chief Research Officer*

Congratulations on a terrific year and look forward to continuing to see the path of progress in 2024. A couple of questions. Hollister continues to show nice improvement. You've mentioned Fran, that it's led by women's, what are you seeing on the men's side? And what's your outlook for what the markers are for success in Hollister this year that you're seeing on the product side?

Also, when you talked about Gilly Hicks any other updates there in terms of how we should think about that as a growth vehicle going forward? And Scott, you mentioned the Red Sea having more of an impact, timing of that impact, the margin impact of that impact? And how do you see AURs progressing?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Thanks, Dana. Yes, on an amazing and exciting year here at Abercrombie. To start with your first question about Hollister, very proud of the team. As you know, coming out of 2022, they really dug in to figure out what pieces were owned by us and what was happening in the greater macro world. And they were able to really uncover some product opportunities.

So returning to growth for 2023, led, as you mentioned, by the women's business, and that's across all categories. We are seeing progress in some green shoots in guys. We see a very strong Bottoms business. They've been able to diversify out of Denim and there's lots of categories in the Bottoms that are selling. And our expectation is to continue to see this progress throughout the year.

Regarding Gilly, again, we are excited about the growth of Gilly, Gilly had a nice year. It's been a journey of learning for us that we've discussed many times. And the exciting thing is it's contributing to the growth of Hollister. So we have been able to pivot that brand per customer's feedback, to really being an active lifestyle-focused brand, and that's what they're continuing to respond to. So as we mentioned, we do carry it in all the stores around the world. The side-by-side will remain, we'll actually have some freestanding stores as well to continue to test and learn, but we're excited to see what it's contributing.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Okay. Dana, let me chime in here for the last 2. So on the Red Sea, first, a huge thanks to our supply chain team, planning team, sourcing teams, for the read and react over the past couple of months. Obviously, the situation is evolving rapidly. When we think about impact, this is mostly an impact to the European market for us. A lot of shipping goes through that area. Our teams have been read and reacting, changing modes whenever they need to do to get the product here at the right time at the best price.

Obviously, we've seen -- you've seen this. You've seen shipping rates elevate kind of around the world, as this has transpired. A little different by lane. So we are seeing some friction there on shipping costs. That will be more of kind of Q2 into the back half thing, as those higher shipping costs start to flow through. I'd say in total, on freight for the year, we had talked a little bit about some benefits rolling into the year. We think that will be more than offset by the Red Sea. So freight, not a lot happening there for this year in the total year.

The second piece was AUR. So we've made amazing progress here over the past 3, 4 years on our AURs, consistent with last year. Our goal is sitting here today at the outset of the year is to hold those AURs, our margins in a really strong place exiting 2023, and we'll see what happens. We say it all the time, but the best ways to raise your AURs controlling your inventory and having great product acceptance. So we're going to continue to work on those 2 things, as we go throughout the year.

Operator

Our next question comes from the line of Corey Tarlowe with Jefferies.

Corey Tarlowe - *Jefferies LLC, Research Division - Equity Analyst*

Fran, the success of the Abercrombie brand has been nothing short of amazing. And I think now as of this fiscal year, the company has now approached record levels of sales at the Abercrombie segment. So how do you think about what's worked for the business within the last 12 to 24 months, since you put forth the Always Forward Plan? And then within the context of that Always Forward Plan, how do you think about what are the vectors of growth that you'll likely leverage over the next several years, as you think about continuing to drive growth at Abercrombie because it seems to be an increasingly promising trajectory.

And then Scott, just on the outlook, you mentioned that you're expecting revenue to be up low double digits in the first quarter. Is that where you're tracking at the moment? And then how do you bridge that with the full year revenue growth guidance of up 4% to 6% from low double digits in the first quarter?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

All right, Corey. Good morning. And first of all, thank you. Yes, it was an absolutely amazing year for the company, as well as for the A&F brands. I mean, to see growth across brands, regions and channels. It's just been incredible. And A&F, to your point, we have seen a 50% increase in the family of brands, at A&F in 2019, and a 10% CAGR with double digits for 3 years with that happening.

The reason behind that is that our playbook is working. We have been able to really expand the addressable market for Abercrombie adult, particularly. So it is no longer a jeans and T-shirt company, it's truly a lifestyle brand. So the addressable market has gone from the early 20s to easily through the late 30s and we've broadened all the offerings from a category perspective.

So today, where we talk about things like YPB, our active brand, Best Dressed Guests. This week, we're launching our Wedding Shop, which is another exciting bit of information that we learned from staying close to the customer and how important this wedding journey is and how many occasions we can dress them for. So our expectation is to continue to see these ideas coming from the team and helping us understand what the consumer is looking for and continuing to grow all of those categories. So 2024, as we said, we're focused on sustainable, profitable growth. And frankly, there's just -- there's no finish line.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Okay. On the outlook. So let's start with kind of breaking up the year. So yes, we expect growth in both halves. We'll start there. We do expect the growth rate to be higher in the first half. We'll get a little bit of help here from this 53rd week nuance on the calendar shift and really comes down to visibility, Corey, sitting here today, we had a nice start to the quarter, strong start to the quarter. That's baked into our first quarter outlook here of up low double digits.

And with how fast this world is changing and just the geopolitical landscape changes so quickly, finding it hard to be super aggressive here and a reason to be super aggressive on the back half sitting here in March of this year. So we're running this business more on a seasonal basis. We are laser-focused on running the spring business, have had great product reactions to the start of spring. Our teams are chasing inventory for the spring and we're building those plans for the fall.

Operator

Our next question comes from the line of Matthew Boss with JPMorgan.

Matthew Robert Boss - *JPMorgan Chase & Co, Research Division - MD & Senior Analyst*

Congrats on another great quarter.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Thanks, Matt.

Matthew Robert Boss - *JPMorgan Chase & Co, Research Division - MD & Senior Analyst*

So 2 questions. Fran, maybe near term, could you elaborate on the continued momentum post holiday and what you're seeing with early spring assortments so far here in the first quarter? And then just larger picture, how best to think about the global opportunity? It seems like in the release and in some of our recent calls, you've really honed in on the global opportunity. So maybe just help best to think about the growth playbook outside of North America, as you see it from here. One quick one for Scott. Is there any change in operating margin flow through this year if sales were to come in above plan? Or just any offsetting investments for us to consider?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Yes. So super excited with the results we put up obviously for the fourth quarter, as well as for the full year. And we did see some nice acceleration in January. It really does kind of prove that you can do business in January. I'm very proud of the team because that was really a result of transitioning their assortments into early spring and getting some newness on the floor. Our consumer continues to respond to newness and having new and first is something that's a very big part of our vocabulary and the fact that we're holding our inventory so lean, and we're chasing it drives the ability to be able to do that.

You used our word. So yes, we are actually exporting our playbook globally. It was exciting to see both of our international regions start to return to growth this year. That was our expectation, and we're very happy to have seen that come through. We've spent years building those teams in Shanghai, as well as London. And the fact that our playbook is working here, we're very confident that it will work there as well. I've been actually in both regions very recently, working and visiting with the teams, and it's exciting to see all the talent that we've been able to recruit into those offices.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

All right, Matt, I'll grab the last one. Yes, on the operating margin flow-through, if we would see sales outperformance, it would be similar to 2023. Our investment plan is relatively set at this point. Any outperformance we may put more marketing in play like we did in 2023, but flow-through would be similar.

Operator

Our next question comes from the line of Marni Shapiro with -- The Retail Tracker.

Marni Shapiro - *The Retail Tracker - Co-Founder*

Congrats on the great quarter and year. I have one housekeeping question and one bigger picture. Just on the housekeeping. Of the stores you're opening, are you leaning into Abercrombie or Hollister specifically? And the store size has been getting a little bit smaller, so I'm just curious what you're thinking about store sizes for the concepts in '24.

And then, Fran, if you could just talk about your ability to attract new customers into the brands. Have you been able to do that? Is it through digital, are you bringing in lapsed Abercrombie shoppers. I'm curious what that looks like across the brands and what it looks like for '24.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Marni, I'll kick this one off. So on the new stores, so the 75 new experiences that we'll bring in, in 2024, that's up from around 57% there in 2023. Those will be tilted towards Abercrombie and tilted towards the Americas. We'll still be opening Hollisters, and we'll still be opening stores globally, but they'll be tilted towards Abercrombie, obviously, with the trend that we're seeing.

And when you think about store sizes for 2024, kind of different here by brand, the Hollister brand, we're liking the sizes there. We're talking 5,000, 6,000 square feet for Abercrombie. It kind of depends now that we're getting into the neighborhood retail environment. It depends on what you can find and what deal you can get. So we're seeing those stores somewhere between 2,500 square feet to 4,000. And in malls, we're kind of in that 4,000 or 5,000 square foot range. So very happy with those spaces, and we hope to get more of them in 2024.

Marni Shapiro - *The Retail Tracker - Co-Founder*

Great.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

And regarding your other question regarding attracting customers. So yes, we're attracting new customers. We've actually added millions of customers to our file this year, which has been incredibly exciting. Those are both customers coming back to the brand, as well as new customers that are just discovering us. It's being done through digital as well as stores. And the fact that we have really expanded the addressable market and age as well as in categories is really helping us bring in some new shoppers. A great example would be they come to check out YPB, and then they realize and see many other things on the site that they're excited about, and we see the attachments to the other products as well.

Operator

And our next question comes from the line of Alex Straton with Morgan Stanley.

Alexandra Ann Straton - *Morgan Stanley, Research Division - America Equity Analyst*

Congrats on a great quarter. Just 2 for me. First on Hollister. Where does that banner sit now as it relates to profitability? Is it still undershooting historical levels? And maybe if so, what's holding it back? And how do you think about the time line? And then just turning to A&F, digital penetration. Can you just remind me why it's so much higher than the average retailer? Has it always been that way? Or was that a part of the turnaround over the last few years?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

We'll actually answer those questions in reverse. We'll start with Abercrombie. The digital consumer really is a result of the age cohort that we've gone after. So the A&F millennial consumer is really a online shopper, and they love the convenience of coming to a store, whether that's to pick up their what we call a pop-in purchase online, pick up in store or to make an exchange or a return.

The digital penetration has certainly grown significantly over the past several years as we have changed that brand so significantly. The Hollister teen starts their journey on their phone as well but it's very social for them to spend time in the mall with their friends and complete their purchase there.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Alex, I'll grab the Hollister question. So happy with the profitability of the Hollister brand. I mean it's been a roller coaster here over the past few years, with COVID number one. And then the spike in input costs had an outsized impact on Hollister. But we're through the worst of that in terms of cotton, in terms of freight. And so we've seen the profitability of Hollister dramatically improve here as we've come through 2023.

When you look at the brand, store fleet like on an operational basis, the store fleet is in a good place. Our productivity in the stores is up and the gross margins are in a really good place also. We're selling a lot less clearance in Hollister, than we were last year, #1, whenever the business stepped back, I'm sorry, 2022. And compared to 2019. So it's just a cleaner selling environment there in Hollister. Our teams are chasing. We've mentioned that. And optimistic for the profitability of Hollister to continue as we go forward.

Operator

And our next question comes from the line of Mauricio Serna with UBS.

Mauricio Serna Vega - *UBS Investment Bank, Research Division - Analyst*

I guess I just wanted to hear more details about how you're thinking about the growth coming in both brands? I know you mentioned you expect Abercrombie to outperform Hollister. I mean, should we expect the same kind of divergence in sales growth between both brands? Or could that narrow this year? And same thing with international versus U.S. And then maybe on the inventory, it ended up the year in pretty good shape as well despite the very strong growth. I mean what are your expectations for inventory growth this year relative to sales growth?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Yes, Mauricio, actually, we're going to take your back, but we're going to go in reverse as well. So regarding inventory, yes, I'm very pleased to start the year with a down 7% inventory. And obviously, a little bit differentiated by brand. But we've spent a lot of years getting our inventory into a much healthier place. And our expectation is that it will probably be closer to our sales opportunity as we head into 2024, but we are going to stay lean. We're going to continue to chase. We work with the teams every single week on what's working and what's not working. And that mantra is not changing in 2024.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Hey Mauricio, I'll grab the other 2. So growth levels by brand. Yes, we've obviously seen Abercrombie outperform Hollister brands here over the past few years. And we're just going to expect that to continue until it doesn't. There could be divergence at some point and when that happens, fine. But we're worried about growing the total. Same thing for international versus U.S. growth. The U.S. business, it's a little bit over 80% of the business at this point. We've seen really strong growth in the U.S. over the past few years.

And so we'll expect the majority of dollar growth to continue to come from the Americas region. But on a rate basis, we're optimistic that we can start to see good growth, outsized growth in Europe and APAC. Obviously, APAC is a very small part of our business, but as Fran mentioned earlier, we're investing in our teams and we're rebuilding the foundation and we're confident in our ability to grow in those regions.

Mauricio Serna Vega - *UBS Investment Bank, Research Division - Analyst*

Got it. Super helpful. Just one quick follow-up. On the OpEx on the fourth quarter. Any way you could like parse out or point out like how much did the additional we contribute to the OpEx growth in Q4?

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Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes. It was about $25 million or so for the fourth quarter. So that will hurt us a little bit there in Q4, but that will go away in 2024.

Operator

And our next question comes from the line of Paul Lejuez with Citi.

Kelly Crago - *Citigroup Inc., Research Division - VP*

This is Kelly on for Paul. Congrats on a great quarter. I just wanted to touch on the gross margin expansion you're expecting in that '24 and 1Q, how much of a benefit are you expecting to see from lower product costs? And is that a tailwind that lasts throughout the year? And then secondly, Fran, could you talk about what learnings you feel you're taking from A&F and applying to Hollister, where you've seen progress there? And just remind us of how much AURs are up at Hollister versus 2019?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Kelly, I'll kick this one off. So let's start with gross margin expansion. Yes, we'll see benefit from the cotton cost. That's mainly a front half phenomenon here in 2024. Q1, we talked about operating margins in that 8% to 10% range on our outlook, about double from 4.6% last year, primary driver should be that gross margin or gross profit rate expansion. So excited to see -- finally get to the point where we're seeing those lower product costs come through the P&L, and I'll kick it the Fran for the next.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Yes. So the learnings from A&F, we have a corporate playbook that we referenced very often, which is aligning our product, our voice and experience and really staying close to our customer. Those are the same principles that we use for each of the brands. And particularly for Hollister this year, I mean, keeping that lean inventory and making sure that we stay in chase mode has been a huge win for us. And intending to do the same as we continue into 2024. d

And then lastly, marketing, we treat our marketing very similarly to how we treat our chase and our open-to-buy, and we keep our -- we keep it open so that we can continue to test and learn and see what's working. We were able to add some marketing to Hollister in the back half, when we had the product all lined up and the customer was responding.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

On the last piece, in terms of AURs, as we think about Hollister versus Abercrombie, the path for Hollister, definitely up double digits versus 2019, lower clearance spending or lower clearance selling. We've taken off some promotions versus 2019. So really a cleaner, healthier sales base there.

When you think about Abercrombie, it's kind of an all of the above scenario. The brand is very different than it was in 2019 and 2018. So we have a very different product mix. With the strength of the product, the marketing and the brand, we've been able to take off a significant amount of promotions versus 2019 and prior.

So very happy with where those AURs are. We like to say that the customer votes every day with their wallet. So we'll continue to try to deliver great quality for the consumer going forward.

Operator

Next question comes from the line of Janet Kloppenburg with JJK Research Associates.

Janet Joseph Kloppenburg - *JJK Research Associates, Inc. - President*

Congrats on a good quarter, and fabulous year. Fran, I was wondering, you said the bottoms business, especially what you call out Hollisters, being so strong. I was wondering if the components of that were changing because I sense the Denim category is coming back. So I was wondering what you were seeing there? And I hope you would give us an update on your outlook for promotional activity embedded in guidance because you guys were so much less promotional year-over-year last year, and I'm wondering if you think that can continue?

And Scott, on the gross margin opportunity, you talked about earnings in perhaps higher in the first half versus the second half for obvious reasons, And that's how we should think about gross margin as well? Is my question.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

So, let's start with the product. So if we talk about bottom. Bottoms actually been a success across both brands and all genders. I think the biggest learning coming out of 2022 was certainly about diversifying on our Bottoms business, so that we're not so heavily reliant on just the Denim.

With that said, Denim is working. There's some exciting new things happening in Denim. It's certainly cleaning up. Believe it or not, the rise now is starting to go back down. The wide leg and the baggy is working both in men's and women's and girls and boys. But the real key here is keeping a balance in the Bottoms assortment and making sure that we continue to mind for new things out there like utility and cargo and non-denim bottoms, which are working for us.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

I'll move to the next 2, Janet. So promo outlook, we start every year, assuming that we're going to be, as promotional as the prior year, and our goal will be then to pull some back as we go throughout the year. And that kind of ties to that mindset of assuming flat AUR year-over-year at the beginning of the year. As we said, that the customer will continue to vote if they're willing to pay a little bit more than last year.

And if the product acceptance is there and the inventory is in the right place, that will enable us, hopefully, to pull off some promotions as we go throughout the year. The gross margin point versus sales, yes, very similar first half benefit mainly from cotton. So gross margin expansion, a little more in the first half there than you see in the second half.

Operator

Our next question comes from the line of Dylan Carden.

Dylan Douglas Carden - *William Blair & Company L.L.C., Research Division - Analyst*

Just kind of curious here, you've -- I think you've said this on your prepared remarks, but you've hit or exceeded the 2025 targets. And so from here, I guess, maybe it's $5 billion is the right way to kind of think about it. I guess is growth now a larger customer file for Abercrombie, Hollister recovery, net store growth international, I'm sure you're going to say the combination of all, but if you could kind of maybe weight those. And then the structural improvement in sort of the long-term margin target in terms of sustaining 12%. What sustained that as sort of the new level kind of going back to some of the original thoughts around closing the benefits there and any recovery of the business?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Well done Dylan, yes, that does sum up our Always Forward Plan and our targets, thinking about $5 billion is the right way to think about it. Very excited to achieve what we have top line and bottom line. But the key that we said in June of 2022, when we came out with our Always Forward Plan was about sustainable, profitable, consistent growth. And that's really what our goal is for 2024, is certainly to do it again.

I would say that there is no finish line, and we are really just at the beginning of this conversation, particularly from a global perspective and there's just so many opportunities out there and having seen both those regions go positive this year, as I mentioned just a minute ago about the teams that we're building in those regions. So super excited about exporting our playbook.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

On the second part on these long-term targets and the sustainability, you called out the per square footage in the real estate, some of the stats, I gave, square footage down 21%, occupancy down 24%, productivity up 18%. That's a much healthier store base than we had in 2019, when we were in kind of those low single digits, maybe to mid-single digits operating margins.

You add on the fact that the company is now about 45% digital penetration that comes along with variable expenses. So we just have a cleaner expense base at the company. And we have regions that are growing, brands that are growing and a marketing machine that's using data and analytics like they never have before and new technologies. So that gives us the excitement like Fran said, that we can continue to grow and sustain these margins, where they are to grow.

Dylan Douglas Carden - *William Blair & Company L.L.C., Research Division - Analyst*

Is the online penetration there around 45%, is that -- do you anticipate that being relatively stable from here? Is that kind of the right level?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

It feels like it's stable. Abercrombie is a brand that's around 60% digital. And Hollister is a brand that's around 30% digital. Those -- they've been tracking at those numbers over the past couple of years. So will it tick up a couple of hundred basis points one way or another, maybe, but that's how we're running the business.

We're making huge investments in digital, and we're also making huge investments in stores and the customer demands it all. So I'm super happy with all the product progress we've made, but also all the operations improvements we've made when it comes to the customer experience through this digital revolution of the past couple of years.

Dylan Douglas Carden - *William Blair & Company L.L.C., Research Division - Analyst*

And the Hollister store count, you're in a net square footage or at least a net store open position. Does Hollister need to kind of close more stores here? How are you feeling about the size of that fleet and sort of the penetration rate?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Happy with the size of the fleet, probably there's an opportunity to open more stores for Hollister. In the Hollister markets, we're always repositioning that brand within cities. Malls move around, the hotspots move around. We're always doing that. So we're always repositioning our brands within key cities, but we do believe there's an opportunity to grow the Hollister base, globally.

Dylan Douglas Carden - *William Blair & Company L.L.C., Research Division - Analyst*

Got it. And last one. International penetration can I get that back to prior 30-plus percent, do you think at this point?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

That would be the goal. We expect growth in all regions this year. So we'd love to be growing the Americas, but also growing the international business, and we'll see where the penetration ends up.

Operator

This completes our Q&A portion. I would like to turn the call back over to Fran Horowitz for closing remarks.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Yes, I just want to thank you, everyone, for joining the call today, and we look forward to continuing to provide updates in the near term. Thank you.

Operator

And this concludes today's conference call. Thank you for your participation. You may now disconnect. Everyone, have a wonderful day.

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